UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C., 20549

					Form 10SB 12/g
                          First Amendment

              GENERAL FORM FOR REGISTRATION OF
             SECURITIES OF SMALL BUSINESS ISSUERS
Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

RAMSIN PRODUCT DEVELOPMENT, INC.
------------------------------------------------------------
(Name of Small Business Issuer in its charter)

NEW YORK             			16-1475712
-----------------------------     --------------------------
(State or other jurisdiction of    (IRS Employer Identification
 incorporation or organization)     no.)

2450 W. Ridge Road, Suite 305, Rochester, NY        14626
---------------------------------------------     -------------
(Address of Principal Office)                      (Zip)

Issuer's telephone number:  (716) 225-1840

Securities to be registered pursuant to 12(b)of the Act.

Title of each class           Name of each exchange on which
                              registered
NONE

Securities to be registered pursuant to 12(g) of the Act.

Title of each class          Name of each exchange on which
                             registered
Common Voting Stock		NONE



ITEM 1.  DESCRIPTION OF BUSINESS:

The Company obtains exclusive worldwide licenses to those products it deems promising. These licenses are for the sales, manufacturing and marketing of these products.

Upon obtaining a license the Company, further develops the product as required. This may include such activities as re-engineering, design, tooling and appropriate patent application.

The Company has several products under license, including "WristRight" heated computer mouse and keyboard pad, "Hoop-It" sports ball storage system, and the cement truck strainer.




     MISSION
    -----------------------

    To create a vertically integrated company structured to develop, market, sell or license and exploit exciting new products in an effort to make a profit.

    Strategy
   -------------------------
	While the Company has enjoyed and initial acceptance of its Closer Lid product, it views the WristRight heated computer mouse and keyboard pad its most promising product.

	Management views this product in this light because of the size of the potential market and the current focus on ergonomics especially in the area of Repetitive Stress Injuries.

REPETITIVE STRESS INJURIES (RSI)

		Under the Clinton Administration this type of occupational injury was considered to be so significant as to cause the introduction of ergonomic regulation for consideration by the Congress for addition to the Occupational Safety and Health Act (OSHA).

	While the Bush Administration views these regulations with less enthusiasm, and recent events have tabled this legislation out of the Congressional debate, employers still face numerous compensation claims for these types of injuries.

     Heat may be therapeutic in the treatment and prevention of joint injury and disease. The Company's product provides such heat as part of the ergonomic function of typing and computer usage.

THE MARKET

	In the United States alone there are approximately 50 million computer users in the work force (footnote this statistic). The Company believes that it could conservatively capture 5% of this market, nearly 2.5 million computer users within three (3) years of its product launch. At a unit price of $27.00, sales would exceed $40,000,000.00

THE MARKETING PLAN
-----------------------------

	The Company plans to use a five (5) pronged marketing approach:
	1. Retail
	2. Traditional Distribution
	3. Catalog Outlets
	4. Licensing
	5. Direct Sales via the Internet.



RETAIL:

	The Company has identified and has commenced discussions with various merchandisers to introduce their product through major retailers.



HISTORY OF THE COMPANY
-----------------------

Ramsin Product Development, Inc. ("Ramsin" or the "Company") was founded on February 23, 1995 and incorporated under the laws of the State of New York. The original name of the Company was Ramsin, Inc. On
July 7, 1997 the Articles of Incorporation were amended to change the name of the Company to better describe its primary business function and to reflect the inclusion of a new business partner.

The Company's primary purpose is the design, development, marketing, sales and exploitation of new inventions of consumer products from local and regional inventors, which the company has acquired. Founders of the Company are themselves, inventors. Ramsin pursues those products and ideas, which, after careful research, promise to show a return on investment for the Company.

Douglas Ramsey designed; developed and marketed his patented no spill lid (the "Closer Lid"), which is a uniquely designed lid for travel mugs. In 1995, Mr. Ramsey and Mr. Sinacori incorporated under the name Ramsin Inc. with the intent to market and sell drink-ware with the Closer Lid. In late 1997, Ramsin focused on newly invented products to develop and market. In 1997, the Company amended its Articles of Incorporation to change its name to Ramsin Product Development, Inc. (the current name of the Company).

PRODUCTS AND SERVICES
----------------------
The Company is engaged in the development of consumer products from design stage to manufacture and sale of the item. To date the Company's major product is the Closer Lid. This product currently represents the entire sales activity of the Company.

While the Company anticipates the majority of its earnings will derive from the Closer Lid and the WristRight product lines, it is also currently in the process of developing two (2) other consumer products. These are the Hoop-It sports ball storage system and Pocket Pal, a multifunctional key ring, and one industrial product named the Cement Truck Strainer.
The Cement Truck Strainer is a convenient portable system that allows cement truck operators to flush out the nozzle with water so that washed out solids are retained in the strainer and not in the ground. This product has wide application in the building trades industry and has environmental benefits.






WristRight:
-------------

The Company obtained the rights to WristRight, a heated wrist mount for keyboards and computer mouse equipment. This product may have therapeutic value in relation to repetitive stress injuries. The Company's research indicates that this product may be an effective tool in the prevention of this workplace injury.

Recently the Company has completed production and is beginning negotiations for the manufacture, marketing and distribution of a heated wrist support for keyboards and computer mouse pads.

The term of the license agreement is until the expiration of the last patent obtained, or for breach of payment of the royalty and licensee fee. The Company has paid an initial royalty fee of $20,000 and is subject to a 15% of gross sales license fee.
The License Agreement is made an exhibit to this registration filing and specific details regarding the minimum amount and timing of these payments are found therein.

The Company has completed production and is beginning negotiations for the manufacture, marketing and distribution of this heated wrist support for keyboards and computer mouse pads. The Company plans to market this product under the trade name of "WristRight". The product is designed to potentially alleviate chronic wrist pain often associated with workplace injuries such as carpal tunnel syndrome.

While there exists some difference of opinion as to the scientific evidence that keyboarding is a cause of RSI, there is sufficient reason so as to cause certain computer manufacturers such as Compaq to include a warning of these injuries on their keyboards, and for IBM to train its employees in "proper keyboarding techniques" to avoid these injuries.

Heat is recognized as potentially having therapeutic value in the prevention of and treatment of joint injuries, such as RSI injuries to the wrist. Keeping hands warm promotes stimulation and blood flow. Good blood flow supplies nutrients to the tissues and helps clear toxins.

The Company does not require Food and Drug Administration approval to market the product. This product is not a medical device, nor is it marketed as therapeutic treatment. The Company makes no claims that this product prevents wrist injury, such as carpal tunnel syndrome, nor does it claim that it will cure any such disease. As such it does not require FDA approval, or the approval of any other governmental agency.

The Company plans to sell this product in four different markets:
Retail; Corporate Catalog Outlets and Direct Sales via the Internet; and licensing the technology to other companies.




The Closer, No-Spill Lid
-------------------------

The Closer, No Spill Lid (the "Closer Lid") is a uniquely designed and patented lid to prevent spills from cups and mugs while traveling or in motion. Douglas Ramsey is the inventor of the Closer and owns all rights to the patents.

Despite an exclusive license to exploit this product, Williams Industries (the Manufacturer) allows the Company to continue its direct sales efforts. The Company currently sells the Closer Lid nationally to Bruegger's Bagels, Sugarcreek Convenience Stores and Noco Convenience Stores.
In addition to the direct sales, Williams Industries markets and sells the Closer Lid through various regional and national retail chains. These chains include Norwood
Promotional Products, Inc. ("Norwood"). Norwood is one of the largest premium promotional suppliers in the United States.


Hoop-IT
------------

This product is a storage unit for sports balls, such as basketballs, soccer balls, footballs etc. It is currently undergoing some additional design changes to make it more adaptable to storing behind a door or suspending from the wall.

This product is licensed to the Company. The License Agreement has been incorporated as an Exhibit to this registration filing.
The material terms of the agreement provide that Ramsin will pay to the licensor a royalty fee of $.15 for each unit sold.
Specifics of the Agreement can be found in the exhibit.

There has been some initial interest in this product from a number of discount retailers. However, that interest has resulted in the Company undertaking the redesign described above. While management believes that this product will eventually be profitably marketed, it can make no assurances of its market acceptance.

Pocket-Pal
---------------
 The product is a unique key ring, which much like a "Swiss army knife" includes a number of useful gadgets such as a bottle opener. Additionally, the ring is designed so that it can be used to advertise a product. The Company has prepared several prototype models with varying consumer goods companies as advertising media.

The Company owns the product and there is no further development required. The product is not currently being aggressively marketed. Management has decided to focus its energies at this time in marketing the WristRight product because of its potential for commercial acceptance and rapid growth.


Cement Truck Strainer
---------------------

Unlike the Company's other products, this product is an industrial product and not a consumer oriented one.
The Cement Truck Strainer is an attachment system for cement mixer trucks.

The funnels of these trucks must be cleaned after each use to avoid cement from setting in. The driver will hose down the funnel washing with cement sediment into the ground as the funnel is cleaned. This system provides a strainer attachment to the funnel, which traps the cement sediment thereby preventing it from being washed into the soil, street or sand surrounding the construction site.

The advantage of the product is that it does not increase the work burden of the truck operator; while at the same time prevents pollutants from being washed into the ground.

This product is still under development and not ready for market. As with the Pocket-Pal, management has determined to focus for the near future on bringing the WristRight product to market, before completing the development and marketing of this product.




THE MARKET
---------------------
MARKETING STRATEGY

	Ramsin will continue to seek out innovative products through its own creative input, and its ability to meet with inventors.
The priority however for the immediate future will be the manufacturing and marketing of its WristRight (heated wrist support). Of all the products Ramsin owns, management believes the WristRight certainly will generate the greatest revenue. When revenues from the WristRight product are sufficient, Ramsin will pursue sales through retailers, distributors reps, catalogers and licensing.

PRODUCTS IN DEVELOPMENT

	The strategy for the company is to continue development of the products already in existence, which include the following:
		A.  WristRight (completed August 2001)
		B. Hoop-it (completed November 2000, redesign to be completed spring 2002)
		C.  Traveler Mug (selling)
		D.  Pocket Pal (completed November 2000)
            E.  Cement Strainer (in progress)

Research and Development

The Company has focused its activities on the WristRight product through the last two fiscal years. The Company has had not development expense for the Hoop-It, Traveler Mug, and Pocket Pal and has not yet focused efforts on the Cement Strainer.

In 2000, the Company spent $57,203 in the development of the WristRight and $79,157 in 2001. The product itself is fully developed and is ready for manufacture and market.
The Company is presently negotiating to complete both of these activities and expects to bring the product to market in the first quarter of 2002.

MANUFACTURING

The company's products and packaging materials will be purchased from domestic and international sources.
Ramsin owns all molds necessary for production of parts.
While the Company has not specifically entered into any manufacturing contracts with any manufacturer, foreign or domestic, it maintains relationships with assembly houses and manufacturers who are the most competitive and best suited for each individual product. As Ramsin continues to grow, it will consider assembling and warehousing its own products.

APPROACH TO MARKET

Ramsin's marketing plan includes the following channels of
DISTRIBUTION:

	1.) Manufacturer's Representative:  A manufacturer's
         Rep receives a commission from a single sale.

	2.) A Master Distributor: Buys directly from Ramsin and will sell to other smaller distributors and retailers. Master distributors inventory product.

	3.) Sales Agencies: Sales agencies specialize in selling to the mass market. They generally have a relationship with the buyers and receive only a commission from products they sell. Department stores receive better prices by eliminating distributor mark ups.

Note: Ramsin has made direct contact with a number of distributors, wholesalers and retailer through attendance at a variety of Trade Shows.

MARKET OUTLETS(for Ramsin product line)

	 1.) Mass Merchants
       2.) Convenience Store Chains
	 3.)	Department Stores
	 4.)	Gift Stores
	 5.)	Drug Stores
	 6.)	Grocery Chains
	 7.)	Home Improvement Stores
	 8.)	Advertising Specialty
	 9.)	Premium/Incentive
	10.)	Mail Order
	11.)	Telemarketing
	12.)	Television
	13.)	Direct Mail

COMPETITIVE ASSESSMENT

The Company operates within the multi-billion dollar consumer products market, and in many cases within the premium and give-away market. The market is represented by numerous manufacturers and distributors and therefore is highly competitive. The Company is a developmental stage company. It has developed a comprehensive marketing plan to improve its competitive position. It will follow similar marketing strategies in the launch of its other products at the time management turns their attention to them. This plan is dependent upon the Company's ability to raise sufficient working capital to accomplish the goals of its business plan.

The Company plans to rely on traditional marketing, sales and distribution channels to develop brand recognition and aggressive consumer support. One or more of the following strategies, as appropriate, are planned:

     Mass Media Campaigns
     Attendance at major trade conventions.


Public Relations:  The Company will seek to hire a competent
PR firm experienced in start-up campaigns. This firm will need to be experienced in all sectors of the Mass Media market, TV, Radio, and Print.

Exhibitions: The Company plans to demonstrate its product at various trade shows and exhibitions.


Ramsin's major competitors are manufacturers and marketers of premium and give-away products as well as new consumer products. The Company experiences significant competition in the area of non-spill tops, however, its product is uniquely designed and patented to absolutely prevent spills.

The premium and giveaway market is dominated by a large number of companies. For the most part, market share is evenly divided among the largest of these companies. The Company's position within this group of competitors is product sensitive and represents a very small portion of the market.

Ramsin's newest product, the WristRight, however, does not compete within this market. The product is ready for market and is so unique that there is no competition in the market for this product. The market includes all jobs, which require the use of a keyboard, computer operators, and typists, even home computer users. The absence of any similar product market bodes well for the Company's competitive position in regard to this product.





RELATIONSHIPS IN PROVIDING EQUIPMENT AND SERVICES
---------------------------------------------------
The Company relies on establishing manufacturing and distribution services to bring its products to market. Because of the unique nature of the products, the Company often is required to source manufacturing to several different producers. The chart below shows the current manufacturing relationships with the Company. The Company does not have any long term manufacturing commitments or contracts with any of the vendors listed below.




Product 					Manufacturer
-------------------                -----------------------
WristRight 					Thermal Circuits Inc.

Hoop-it					Tichener

The Closer Lid/Mugs			William Industries Inc.

Pocket Pal					Ontario Plastics


LICENSES
--------------------

(a) The Company holds patent number 6133556 for an improvement to the WristRight. It has licensed rights to various patents related to its different products. These license agreements are made a part of the exhibits as Material Contracts in this Registration Statement.

(b)(8) The Company does not require any license or approval from any governmental agency for the development, sale or distribution of its products. Nor does management anticipate any such requirement in the future for its current products.

(b)(9) At the present time the Company has two (2) full time employees.

(c) The Company shall voluntarily provide its shareholders with an annual report that will include audited financial statements.
Upon becoming effective the Company will be required to file quarterly unaudited financial reports on Form 10Q and an annual audited financial and operational report on Form 10K.
The Company will also be subject to SEC regulations regarding Proxy Statements, and Form 8K reportable items.

The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The public may also read and copy any materials filed electronically with the Commission at www.sec.gov.



ITEM 2.  MANAGEMENT'S DECISIONS AND ANALYSIS OR PLAN OF OPERATION

TWELVE-MONTH OPERATIONS PLAN

WRISTRIGHT:

     In the first quarter the Company plans to promote the WristRight through corporate sales, through distributors that sell direct to the corporate resellers, which ultimately sell directly to corporations.
The Company hopes to increase product awareness regarding the potentially therapeutic benefits of this product as it relates to repetitive stress injuries.

	In April 2002 the Company plans to display its product at the spring Comdex show. In May 2002 the Company will attend the "Fose" trade show at which the Company will spotlight this product to the retail markets.

  	The Company will during the second and third quarters of 2002 seek a major distributor to launch the product in the retail market. At the same time the Company hopes to produce an infomercial for use on one or more "shopping" networks.

	During this first year the Company plans to increase the rate it builds inventory to support any markets it may acquire. This includes the addition of personnel in the area of sales and marketing as it becomes necessary.

     On November 1, 2001 the Company entered into an agreement with a major retailer of office products to sell the WristRight products as part of a marketing test for a term specific period. The products that will be sold during this test period are the WristRight Keyboard Support and the WristRight Heated Mouse Support.

     The terms and conditions, including but not limited to pricing, length of term, and scope of the test period, are specifically deemed to be "Confidential Information" under the terms of the agreement.

HOOP_IT

     First quarter activity will include the building of new molds that incorporate the thin line version of the product. The thin line version was is interesting to a major retailer both because of its design and reduced manufacturing cost. Management feels confident that at$5.99 retail price the product should sell well.

	The Company plans to attend the super show in Atlanta in February 2002 for the purpose of displaying the Hoop-It storage unit.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION
----------------------------------------------
The Company has focused its operations on the WristRight product because management believes that this product has the greatest potential for significant sales and performance.

The Company has experienced increasing losses on operations over the last three years. Sales revenues dramatically decreased from $244,816 in fiscal year 1999 to $115,286 in fiscal year 2000.
This decrease in sales is primarily due to the concentration on the development of the WristRight product, additionally, the Company's operating expenses increased in 2000 over $23,000 and the operating loss increased over $57,000. To a large degree the acquisition of the WristRight License Agreement and the additional expenses required for its development caused this very dramatic change in operating results.

In fiscal year 2001 the Company experienced a significant loss of sales. However, due to income from investing activities the Company's net loss reduced by over $16,000. Management believes the decrease in sales is primarily due to its shift in focus to the WristRight product.
The Company's expense for the development of this product was increased by over $20,000 from the prior year.

The Company's business is not seasonal although it is generally affected by the strength of the economy. Those products such as the Pocket Pal and to an extent the Closer Lid rely heavily on their advertising value, i.e. their ability to attract advertiser who often purchase the product as giveaway items to attract customers.

 Management believes the WristRight is most attractive to the business-to-business market, as opposed to the individual consumer. Clearly management expects that industry will be the more aggressive consumer of its heated mouse pad and keyboard pad. The Company recognizes that these are accessory products. Businesses are generally reluctant to purchase accessory products in weak economies as they tighten their belts.

The Company has sufficient operating income to continue its operations due to the principals commitment to continue to finance the Company through paid in capital through the second quarter of fiscal 2002.

The Company expects that the cost of completing these tasks successfully including the production of an infomercial to be between $350,000 and one half a million dollars.

RSEARCH AND DEVELOPMENT
------------------------------
While the Company reviews and helps develop many new products, it is not a traditional research and development function. The Company's financial requirements do not include funds for this activity.

The Company has on a direct cost basis spent $57,203 and $79,157 in fiscal 2000 and 2001, respectively for the development of the WristRight product.

MANAGEMENT AND PERSONNEL NEEDS
-------------------------------------

As a developing enterprise, current management plans to include more senior managers as sales and revenues dictate. At present there are 2 members of the management team.




FINANCING
--------------------------------
In order to complete the operational plan, the Company must raise additional working capital. It is seeking to raise $5.0 million dollars through a combination of private and public financing. The financing will be used as working capital and for product development during the 12 months of the operations plan.

      USE OF PROCEEDS:
Activity

Inventory	             	$ 2,500,000.00
Marketing and Advertising	$ 1,950,000.00
Working Capital			$   550,000.00
                                ---------------
                              $ 5,000,000.00

As stated above the Company has sufficient working capital through the second quarter of fiscal year 2002.

The Company conducted two (2) private raises of capital under an exemption from registration for limited offering not exceeding $1,000,000.00 provided by Rule 504 of Regulation D of the Securities and Exchange Act, 1933 as amended.

As part of the private placement March 29, 2000 the Company received certain gemstones in consideration for its stock. These gemstones in turn were used to secure a loan from an individual in the amount of $100,000. The terms of this note are discussed in greater detail later in this registration statement.

The proceeds of these two offerings have been used to secure license agreements for the sale and manufacture of the WristRight product, additional development and manufacturing cost reduction engineering for the WristRight product, and general working capital including the payment of rent and other operating expenses.



RISKS
-----------------

The Company relies heavily on licensing of its products, which may increase risk due issues arising over the rights to sell certain of its products. The Company's new product WristRight is licensed by DesignWright, Inc.

Hoop-it another of the Company's products has yet to be sold and while the product has been reviewed by several discount retailers it remains under evaluation at this time.

ITEM 3.  DESCRIPTION OF PROPERTY

The Company is located at 2450 W. Ridge Road, Suite 305,Rochester, NY 14626. The Company does not own these premises and leases them on a month-to-month basis. The original lease term has expired. Nevertheless the parties have orally agreed to continue the rental relationship without a lease with mutually agreed upon lease adjustments at a current base rate of $675.00 per month.
The current arrangement remains in effect until terminated in writing by either of the parties.

It does no manufacturing of its own and contracts for manufacturing on as needed basis with various companies No contracts exist requiring the Company to use any particular manufacturing supplier or facilities.

(b) At the present time the Company has no investment policy with respect to any real estate transactions. Pursuant to the By-laws, the Board of Directors has the sole discretion for any investment without limitation. Any change in this regard would require the vote of the shareholders.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(1)      (2)                    (3)                      (4)
------- -------------------- ------------------------- ------------
Title   Name and                Amount and               Percent
of     Address of Beneficial   Nature of Beneficial       of
Class       Owner                     Owner               Class
------- -------------------- ------------------------- ------------
Common     Douglas Ramsey       3,000,000               39.14%
           2450 W. Ridge Rd
           Rochester, NY 14626  Individual
-------- --------------------  ----------------------- -------------
Common     Russell Sinacori     3,000,000              39.14%
           2450 W. Ridge Rd
	     Rochester, NY 14626  Individual
--------  -------------------- ----------------------- -------------

(B) Security Ownership of Management

(1)      (2)                    (3)                      (4)
------- -------------------- ------------------------- ------------
Title   Name and                Amount and               Percent
of     Address of Beneficial   Address of Beneficial       of
Class       Owner                     Owner               Class
------- -------------------- ------------------------- ------------
Common     Douglas Ramsey       3,000,000               39.14%
           2450 W. Ridge Rd
           Rochester, NY 14626  Director and CEO
-------- --------------------  ----------------------- -------------
Common     Russell Sinacori     3,000,000               39.14%
           2450 W. Ridge Rd
	     Rochester, NY 14626  Director and President
--------  -------------------- ----------------------- -------------



ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

COMPANY SENIOR MANAGEMENT
---------------------------------
DOUGLAS RAMSEY
Chief Executive Officer, Director

Mr. Ramsey is 42 years old and is the inventor the Closer, No-Spill Lid, as well as, other products. Mr. Ramsey brings to the Company experience in several key areas of sales for these products. In the five (5) years immediately prior to Ramsin Product Development, Inc., Mr. Ramsey was engaged in developing the Closer, No-Spill Lid., through Ram Products, a company owned and operated by Mr. Ramsey.

RUSSELL SINACORI
President, Secretary, Director

Mr. Sinacori is 40 years old and has spent most of his career in sales. The five (5) years prior to joining Ramsin, he served as Vice President of Danson Superstores, a direct response retail outlet, with locations in Rochester, New York and Seattle, Washington. This experience has aligned him with developers, designers, patent attorneys and marketing firms across the United States.

Directors of the Company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. At this time the Company has only inside directors who function as its full-time employees. Their compensation is discussed later in this registration statement.

 (b) There are no family relationships among the directors, executive officers, or any person nominated or chosen to be a director or executive officer.

(c)1. There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

   2. Russell Sinacori has been convicted of participating in an illegal business structure. A copy of the Certificate of Relief From Disabilities is included as an exhibit to this registration statement. No other director or officer has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any proceedings pending in any court of competent jurisdiction.

  3. No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.


4. No executive officer or director has been found by any court of competent jurisdiction to have violated federal securities law, including such finding by the Commission or Commodity Futures Trading Commission.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

Article 7 Section 722 of the New York General Corporation
Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred as a result of his or her relationship with the Company, provided that such acted in good faith and in a manner such person believed to be in, and not opposed to, the best interest of the Company in connection with acts or events on which such claim, action or suit is based. The finding of civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to detailed provisions of Article 7
Section 722 of the New York General Corporation Law.

ITEM 6. EXECUTIVE COMPENSATION
---------------------------------------

                   SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------
                         LONG TERM COMPENSATION
---------------------------------------------------------------------
           ANNUAL COMPENSATION                  AWARDS       PAY-OUTS
-----------------------------------------   ------ --------- --------
(a)    (b)   (c)        (d)     (e)     (f)      (g)       (h)   (i)
------ ----- --------- ------- ------ -------- --------- ------ -----
Name & Year  Salary    Bonus  Other  Restricted Securities LTIP Other
Title                         Annual Stock      Underlying
                              Comp   Awards     Options/SAR
------ ----  --------- ------ ------ ---------- ----------- ---- ----
Douglas 2000  none     none   none    3,000,000  none       none  none
Ramsey  2001  none     none   none               none       none  none
CEO
------ ---- ---------- ------ ------ ----------- ---------- ----- ---
Russell 2000  none     none   none    3,000,000  none        none  none
Sinacori2001  none     none   none               none        none  none
President
------- ---- --------- ------- ----- ------------ --------- ---- ----








ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------------------

(a) In response to a Private Placement Memorandum, the Company gained title to certain gemstones in exchange for consideration of Company stock. On May 19, 2000, the Company received a loan from a shareholder in the amount of $100,000. This loan is secured by these gemstones. Under the terms of this agreement, the shareholder is to receive at least 67% of the proceeds from all sales of the gemstones. The terms of the note further require that the balance of the loan be reduced by $50,000 within six months of the date of the loan. The note becomes due and payable twelve months from the date of issuance of the note and interest is accrued at 12%. The Company is in default of this note, however, the shareholder has not taken any action against the Company in this regard.

(b) The Company has not issued, either directly or indirectly, anything of value to a promoter, including money, shares, property, assets, contracts or options of any kind.

(c) The Company has not granted any material underwriting discounts or commissions upon the sale of securities to any party who was or is to be a principal underwriter or is a controlling person or member of a firm that was to be a principal underwriter.

(d) There have been no transactions either to purchase or sell assets of the Company extraordinary to the normal business operations of the Company.

ITEM 8. DESCRIPTION OF SECURITIES
------------------------------------------------

1. The Company's common equity shares have no dividend or preemption rights and have voting rights of one vote per share.
The Company currently has no authorization for any class of stock other than common voting shares.

The Board of Directors of the Company may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions set for in the by-laws and its Articles of Incorporation. The Company to date has not declared any dividends.

(a) The Company has no debt securities.

           PART II

ITEM 1.  MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDERS'MATTERS
-----------------------------------------------------------------
The Company's shares are currently not being publicly traded.
There is no trading history.

The Company has authorized 50,000,000 shares of common stock at a par value of $0.001 and 20,000,000 shares of preferred stock at a par value of $0.001. The preferred shares are authorized but none are issued and outstanding. Of the common shares authorized 7,665,000 issued and outstanding. There are 165,000 shares subject to the Commission's Rule 144.

There are 22 shareholders of the Company's common voting shares.

The Company's policy on dividends has been discussed above.
The Board of Directors does not anticipate the payment of any dividends on its stock.

ITEM 2.  LEGAL PROCEEDINGS
---------------------------------------------------------
There are no legal proceedings, judicial or administrative, pending against the Company.



ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
------------------------------------------------------------
The Company's accountant is Charles A Treviso, CPA. There have been no changes or disagreements regarding his reports.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES
-------------------------------------------------------------
On or about May 8, 1998, the Company, pursuant to a Confidential
Private Offering Memorandum and relying on Regulation D Section 504, offered for sale and thereafter sold 1,500,000 shares of its Common Stock, $0.001 par value for $.10 per share.

On or about March 29, 2000 the Company relying on Regulation D,
Section 504 in a Private Offering Memorandum offering 165,000 shares of Common Stock at the share price of $1.00 per share.

In both of these private placements the Company relied upon an exemption from registration under the Securities and Exchange Act of 1933, as amended, for a limited offering not exceeding
$1,000,000 provided by Section 504 of Regulation D.

No underwriter was employed to conduct these private placements. The officers, directors and employees of the Company sold the shares subject to these offerings.

 The May 8, 1998 private placement offered a total of 1,500,00 shares for $.10 per share. There were no underwriting discounts paid in this offering.

The March 29, 2000 offering resulted in shares being sold to an individual who paid for consideration of the Company stock. No underwriter discounts were paid in this offering.

Both offerings were for common voting shares and were sold to individuals in compliance with state and federal securities regulations.

No officer, director or affiliate received any payment from these of funds.

PART III

Financial Statements

RAMSIN PRODUCT DEVELOPMENT, INC.
I N D E X

AUDITED FINANCIAL STATEMENTS
PAGE


1	INDEPENDENT AUDITORS' REPORT

2	BALANCE SHEETS

3 	STATEMENTS OF STOCKHOLDERS EQUITY

4	STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

5	STATEMENTS OF CASH FLOWS

6 - 8 NOTES TO FINANCIAL STATEMENTS

SUPPLEMENTAL INFORMATION

9	SCHEDULES OF OPERATING EXPENSES




















CHARLES A.TREVISO, CPA PFS
Member American Institute of Certified Public Accountants and
New York State Society of Certified Public Accountants


Board of Directors and Stockholders
Ramsin Product Development, Inc.
Rochester, New York


INDEPENDENT AUDITORS' REPORT


I have audited the accompanying balance sheets of Ramsin
Product Development, Inc. as of January 31, 2001, 2000 and 1999 and the related statements of stockholder's equity and statements of operations, retained deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ramsin Product
 Development, Inc. as of January 31, 2001 and the results of its operations, and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the accompanying balance sheets as of January 31, 2001, 2000 and 1999 and the related statements of operations and their cash flows for each of the three years ended January 31, 2001, 2000 and 1999 have been restated.




/s/ Charles A. Treviso, C.P.A.


Webster, New York
April 25, 2001, except for Note 2 as to which the date is November 13, 2001




680 Ridge Road, Suite 7  Webster, New York 14580
Voice 716-671-1130  Facsimile 716-671-4417  e-mail ctreviso@frontiernet.net


RAMSIN PRODUCT DEVELOPMENT, INC.
Balance Sheets
January 31, 2001, 2000 And 1999
(See Independent Auditors' Report)
ASSETS
                                         2001          2000           1999
                                     As Restated   As Restated   As Restated

Current Assets:
Cash and cash equivalents          $     36,520   $     1,451    $    72,428
Accounts receivable (less allowance          -0-        3,215         15,400
for doubtful accounts of $-0-)
Due from affiliate	                  2,256         2,231          2,231
Stock subscriptions receivable              -0-        15,000            -0-
Due from officers	                       10,157           -0-            -0-

	Total current assets	          48,933        21,897         90,059

Other Assets:
    Investments	                     208,511       251,900             -0-
    License agreements	                22,000        22,000         22,000
    Deferred income taxes(less
    allowance for reduction to
    estimated recoverable value)        26,600        18,400            -0-

	Total other assets               257,111	     292,300        22,000

Total	                            $    306,044   $   314,197    $   112,059

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:

	Accounts payable            $     3,293    $    29,896    $   22,349
	Royalty payable	               12,000         12,000           -0-
      Stock subscriptions deposit	    2,500            -0-           -0-
      Accrued taxes	                  100            100          426
      Due to officers	                  -0-          2,823       26,959
      Note Payable                     77,700            -0-          -0-

Total current liabilities	         95,593        44,819        49,734

Long-Term Liabilities:

Royalty payable, net of current portion 68,250       38,250           -0-

Stockholder's Equity:
  Common Stock 	                      7,525         7,350         6,700
Additional paid-in capital in excess of
 par value of common stock            395,375       355,550        69,300
Retained deficit                     (260,699)     (131,772)      (13,675)

Total stockholder's equity	        142,201       231,128        62,325

Total	                            $  306,044     $  314,197     $ 112,059

The accompanying notes are an integral part of these financial statements.

RAMSIN PRODUCT DEVELOPMENT, INC.
Statements of Stockholders Equity
For The Year Ended December 31, 2001, 2000 And 1999
(See Independent Auditors' Report)

                          Common Stock
                                                  Additional
                            Shares        Amount   Paid-In    Retained
                         (in thousands)            Capital    Deficit     Total

Balance-January 31, 1998        6,100   $   6,100 $   9,900 $  (10,849) $ 5,151

Proceeds from the issuance        600         600    59,400         -    60,000
of common stock

Net loss                            -           -         -    (2,826)   (2,826)

Balance- January 31, 1999       6,700        6,700    69,300  (13,675)  (62,325)

Proceeds from the issuance
 of common stock                  650          650    286,250       -   286,600

Net loss                            -            -          - (118,097)(118,097)

Balance - January 31, 2000      7,350         7,350    355,550 (131,772) 231,128

Proceeds from the issuance
 of common stock                  175           175     39,825       -   40,000

Net loss                            -             -         - (128,927)(128,927)

Balance- January 31, 2000       7,525    $    7,525 $ 395,375$(260,699) $142,201







The accompanying notes are an integral part of these financial statements.

















RAMSIN PRODUCT DEVELOPMENT, INC.
Statements Of Operations And Retained Deficit
For The Year Ended January 31, 2001, 2000, 1999
(See Independent Auditors' Report)


                                 2001             2000            1999
                             As Restated      As Restated    As Restated
                        Amount     Percent Amount   Percent Amount   Percent
Sales               $    30,569     100.0%$ 115,286  100.0% $ 244,816 100.0%
Cost of Goods Sold       28,888     (94.5)   99,423  (86.2)   175,975  71.9
Gross Profit	        1,681       5.5    15,863   13.8     68,841  28.1
Operating Expenses	133,118    (435.5)  152,836 (132.6)    72,461  29.6
Loss From Operations   (131,437)   (430.0) (136,973)(118.8)    (3,620) (1.5)

Other Income and (Expenses)
Interest expense	       (7,550)   (24.8)       -0-      -         -0-    -
Interest income	          161       .6       576      .5      1,220    .5
Miscellaneous income	  1,699      5.6        -0-      -        -0-     -

Total other income       (5,690)    18.6       576      .5     1,220     .5

Loss Before Credit
 for Taxes	           (137,127)  (448.6)  (136,397) (118.3)  (2,400)   (1.0)

Credit (Provision)
for Taxes                 8,200     26.8     18,300    15.9     (426)    (.2)

Net Loss	           (128,927)  (421.8)% (118,097) (102.4)% (2,826)   (1.2)%

Retained
Deficit-Beginning	     (131,772)            (13,675)          (10,849)

Retained
Deficit - Ending	  $  (260,699)          $(131,772)        $ (13,675)














The accompanying notes are an integral part of these financial statements.







RAMSIN PRODUCT DEVELOPMENT, INC.
Statements Of Cash Flows
For The Year Ended January 31, 2001, 2000 And 1999
(See Independent Auditors' Report)



                                       2001        2000        1999
                                   As Restated As Restated As Restated

Cash Flows From Operating Activities:
Net loss	                     $  (128,927)  $   (118,097)$ (2,826)
Adjustments to reconcile net loss
to net cash provided by operating
activities:
Depreciation expense	                 -0-            -0-    9,500
Decrease (increase)in
operating assets:
Accounts receivable	              3,214         12,185   (15,400)
Stock subscriptions receivable       15,000        (15,000)      -0-
Deferred income taxes                (8,200)       (18,400)      -0-
Due from affiliate                      (24)           -0-   (2,231)
Increase (decrease) in operating
liabilities:
Accounts payable	                  (26,603)        7,547     7,008
Accrued income taxes	                -0-          (327)      426
Royalty payable	                   30,000        50,250       -0-

  Total adjustments	             13,387        36,255      (697)

Net cash used for operating
activities	                       (115,540)       (81,842)   (3,523)
Cash Flows From Investing
 Activities:
Purchase of property
and equipment	                      -0-            -0-    (9,500)
Purchase of license agreements	    -0-            -0-   (22,000)
Sale of investments	            43,389             -0-       -0-
Net cash provided by (used for)
 investing activities	            43,389            -0-    (31,500)
Cash Flows From Financing Activities:
Increase in stock subscriptions      2,500            -0-         -0-
payable
Increase/(Decrease)in Due to
officers	                       (12,980)        (24,135)    26,633
Proceeds from the issuance of
 common stock	                  40,000          35,000     55,800
Proceeds from note payable         100,000             -0-	      -0-
Repayment of notes payable         (22,300)            -0-        -0-
Net cash provided by financing
 activities	                       107,220         10,865     82,433
Increase in Cash	                  35,069        (70,977)    47,410
Cash - Beginning	                   1,451         72,428     25,018
Cash - Ending                $      36,520     $    1,451   $ 72,428




Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:

Interest                   $	   7,495       $      -0-    $     -0-
Taxes	                     $       -0-       $     100     $    426

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Investments received in
 exchange for common stock $      -0-        $ 251,900     $     -0-


The accompanying notes are an integral part of these financial statements.










































RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

Note 1. Business Activity and Summary of Significant Accounting Policies Business Activity - The Corporation was formed in 1995 under the laws of the State of New York to create a vertically integrated firm structured to develop, market or license exciting new products in an honest and highly profitable manner. Ramsin Product Development, Inc. are referred to herein as the "Company".
Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Research and Development Costs - Research and development costs are expensed in the period in which they have occurred, and consist of the following projects as of January 31,:

Description                2001                 2000            1999
                      As Restated          As Restated      As Restated
WristRight Project   $    21,954                57,203            -0-

Advertising - The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended January 31, 2001, 2000 and 1999 was $998, $500 and $0 respectively.

Revenue Recognition - Revenues from services or sales of product are recognized in the period in which they were earned.

Income Taxes - Deferred income taxes arise from temporary differences resulting from differences between the financial and tax basis of assets and liabilities. Deferred taxes are classified as current or non-current, depending upon the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending upon the periods in which the temporary differences are expected to reverse. The Company's temporary difference is due to a net operating loss carryover that will be utilized to offset future tax liabilities of the Company.

Note 2.  Restatement

The financial statements presented within have been restated from my original report dated April 25, 2001. The restatement to the financial statements is a result of certain expenses that were originally capitalized and are now expensed in the period in which they were accrued as requested by the Securities and Exchange Commission.









RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

Note 3.  Investments
In response to a Confidential Offering Memorandum dated
May 30, 1998, the Company gained title to certain gemstones in exchange for consideration of Company stock. These transactions occurred during the fiscal year ended January 31, 2000. The gemstones are being sold at the wholesale values, when needed, to meet the daily cash flow operations of the Company. The gemstones are reported at their wholesale value. The value of the gemstones was ascertained by an independent gemologist who valued these gems at their wholesale value.

Note 4.  Due To / From Officers
Due to / from officers consists of demand notes to or from two officers of the Company. These notes are unsecured, non-interest bearing and due on demand.

Note 5.  Lease Commitments
On March 1, 1994, the Company entered into a month-to-month lease agreement with C.V. Associates for their operating facility. The original lease term has expired. However, both parties have agreed to continue the rent relationship on a month to month basis with rent adjustments to be mutually agreed upon. Currently, the arrangement calls for rental payments of $695 per month until terminated by either party in writing.

Note 6.  Credit / Provision for Taxes
The credit for taxes for the year ended January 31, 2001, 2000 and 1999 consists of the following:

                                2001           2000             1999
                           As Restated      As Restated     As Restated
Current:
Federal                 $         -0-               -0-              -0-
State	                           100               100              426

Total current                    100               100              426

Deferred:
Federal	                  (5,955)            13,100              -0-
State	                        (2,345)             5,300              -0-

Total deferred	     $      (8,300)           (18,400)             -0-

Total credit for taxes $      (8,200)           (18,300)             -0-














RAMSIN PRODUCT DEVELOPMENT, INC.
Notes To Financial Statements
(See Independent Auditors' Report)

Note 7.  Royalty Payable
In June 1998, the Company entered into a License Agreement to obtain the exclusive rights and certain intellectual property developed by designWright Products, Inc. This license agreement specifically identified royalty payments for these rights obtained. In April 1999 the Company renegotiated the royalty payments due to designWright Products, Inc. and is currently remitting payments in the amount of $1,000 per month. Should the Company elect to forfeit their rights in the certain intellectual property developed by designWright Products, Inc. the remaining balance on these payments would not be legally enforceable and the Company would forfeit their rights in the specific intellectual property. Interest is not calculated or
accrued on the outstanding royalties payable.

Note 8.  Note Payable
On May 19, 2000 the Company received a $100,000 loan from
Wade Lippman, a shareholder of the Company. This loan is secured by the gemstones held as an investment by the Company. Under the terms of the agreement, Wade Lippman is to receive at least 67% of the proceeds from all sales of the Company's investement in gemstones.
The terms of the note further state that the balance of the loan must be reduced by at least $50,000 within six months of the date of the loan.
The note becomes due and payable twelve months from the date of the issuance of the note. Interest is accrued at 12%. Currently, the Company is in default on the terms of this loan. As of the date of this report, Wade Lippman has not commenced any action to remedy the default

Note 9.  Financial Instruments and Concentration of Credit Risk:
Financial instruments that potentially subject the Company to credit risk consist principally of trade accounts receivable and investments. The Company grants credit to its customers, a majority of whom operates in the Western New York area. Collateral is generally not required. The Company holds, as an investment, certain gemstones (as explained in Note 2) whose values can fluctuate with market conditions.












RAMSIN PRODUCT DEVELOPMENT, INC.
Schedule Of Operating Expenses
For The Year Ended January 31, 2001, 2000, 1999
(See Independent Auditors' Report)


                                        2001       2000         1999
                                   As Restated  As Restated As Restated
Operating Expenses:
	Advertising	            $          998   $      500   $     -0-
	Automobile expenses              1,401          -0-         -0-
	Bank service charges             1,851        1,222      1,384
	Depreciation expense               -0-          -0-      9,500
	Dues and subscriptions              67           52        686
	Entertainment                      763          833      7,259
	Insurance	                     1,731        1,880        765
	Legal and professional fees	  29,683        5,758     10,434
	Miscellaneous expense	         1,124        1,701      2,419
	Office supplies	                 607          796      1,414
	Outside services	               8,196        9,194      8,976
	Postage and delivery	           490        2,808      1,812
	Printing and reproduction costs    -0-          -0-        256
	Promotional expenses	           -0-          -0-        150
	Rent expense	              7,645        9,400      10,205
	Research & development costs	 21,954       57,203         -0-
	Repairs and maintenance	          113          -0-         -0-
	Royalty expense	             50,000      50,250          -0-
	Telecommunications	        4,399      10,555        7,375
	Travel	                    2,096         684        9,826
	Total operating expenses $    133,118    $152,836    $  72,461



























  INDEX TO EXHIBITS


Exhibit                   Description

Ex-2                 Corporate Bylaws

Ex-3                 Articles of Incorporation
Ex-3a                Restated Articles of Incorporation

Ex-3                 Stock Certificate

Ex-10                License Agreement

Ex-10                Marketing Agreement

                     Confidential Private Placement
                     Memorandum

                     Subscription Agreement "A"

                     Subscription Agreement "B"

                     Certificate of Relief

                     Test Program Agreement with Staples

                     Term Sheet with Caprino Management






























SIGNATURES
------------------------------------------------

Pursuant to the requirement of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: December 12, 2001      /s/ Russel Sinacore
                           ------------------------------------
                             Russel Sinacore





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